Exhibit 99.1

Kulicke & Soffa Pte. Ltd. 23A Serangoon North Ave 5 Singapore 554369 +65 6880-9600 main Co. Regn. No. 199902120H
Kulicke and Soffa Industries, Inc. 1005 Virginia Drive Fort Washington, PA 19034 USA +1-215-784-6000 main www.kns.com

Kulicke and Soffa Industries, Inc. Appoints Dr. Raj Talluri as President and CEO

Singapore – August 17, 2026 – Kulicke and Soffa Industries, Inc. (NASDAQ: KLIC) (“Kulicke & Soffa”, “K&S”, “we” or the “Company”) today announced that it has named Dr. Raj Talluri as President and Chief Executive Officer (“CEO”) effective September 1, 2026. He was also elected to the Board of Directors of K&S, effective August 17, 2026.
Lester A. Wong, the Company’s interim CEO and current Executive Vice President and Chief Financial Officer, will continue to serve as the Company’s Executive Vice President and Chief Financial Officer.
“We are immensely grateful to Lester for providing great leadership during our transition, ensuring our team maintained its strong momentum. As we look to the future, we are thrilled to welcome Raj as our new CEO. His proven track record and visionary approach make him the ideal leader to guide our company into its next phase of growth”, said Peter T. Kong, Chairman of the Board of Directors of the Company.
“I am grateful to have had the opportunity to lead this world-class organization. I want to provide my sincere gratitude to the entire K&S organization for their support and dedication. I also want to extend my warmest welcome to Raj and will work to ensure a seamless transition, continued growth and ongoing success for the Company”, said Lester A. Wong, Executive Vice President and Chief Financial Officer of the Company.
“I am honored to join K&S at such an exciting time in the Company's history. K&S has built a unique portfolio of highly capable interconnect solutions and technical competencies which offer a higher level of value for our industry. I look forward to working with our diverse and talented global workforce to further extend this position and deliver on the growing set of opportunities ahead”, said Dr. Talluri.
Dr. Talluri joins K&S from Enovix Corporation, a Nasdaq-listed advanced battery technology company, where he most recently served as President, Chief Executive Officer and a member of the Board of Directors. Prior to Enovix, from March 2018 through December 2022, Dr. Talluri served as Senior Vice President, General Manager, Mobile Business Unit at Micron Technology. Prior to that, Dr. Talluri served in various senior executive roles at Qualcomm CDMA Technologies and a variety of engineering and business leadership roles at Texas Instruments Incorporated.
Dr. Talluri received a Ph.D. in Electrical Engineering from University of Texas at Austin in 1993, an M.Eng from Anna University in 1986, and a B.S. in Engineering from Andhra University in 1984.
About Kulicke & Soffa
Kulicke & Soffa is a global leader in semiconductor assembly technology, advancing device performance across automotive, compute, industrial, memory and communications markets. Founded on innovation in 1951, K&S is uniquely positioned to overcome increasingly dynamic process challenges – creating and delivering long-term value by aligning technology with opportunity.

Contacts:

Kulicke & Soffa
Marilyn Sim
Public Relations
+65-6880 9309
msim@kns.com

Kulicke & Soffa
Joseph Elgindy
Finance
+1-215-784-7500
investor@kns.com
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